Exhibit 10.6

This agreement may be updated from time to time, please refer to the following link: https://www.iceriver.io/hosting-service-agreement/

HOSTING SERVICE AGREEMENT

THIS HOSTING SERVICE AGREEMENT (the “Agreement”) contains the terms and conditions that govern clients’ access to and use of the hosting services and is an agreement between Bgin Management LLC (“Host”), a Delaware corporation with its registered office at 1521 Concord Pike, Ste. 301, Wilmington and the entity who wishes to place hosting service order through this website (“Client”). (Hereinafter individually referred to as a “Party” and jointly as “the Parties”) This Agreement takes effect when Client submits the order (the “Effective Date”) and may be updated from time to time, as contemplated herein, with the most current version being maintained at https://www.iceriver.io. Client represents to Host that Client is lawfully able to enter into contracts (e.g., Client shall not be a minor) and is the owner of all right, title and interest in and to the Servers it wishes to obtain hosting service with (the “Client Servers” and, individually, a “Client Server”). If Client is entering into this Agreement for an entity, the individual entering into this Agreement on behalf of Client represents to Host that it has legal authority to bind that entity.

WHEREAS Host arranges space, infrastructure, and necessary support to operate Client’s cryptocurrency Servers and related hardware for cloud computing (“Servers”) in Hosting Facilities located across various states within the United States of America, including but not limited to Nebraska, Pennsylvania, Iowa, West Virginia, North Dakota, and Texas. The exact Hosting Facility where Client’s Servers will be hosted may be determined by Host based on operational considerations, with all Hosting Facilities adhering to equivalent standards of security, infrastructure, and support.

AND WHEREAS Client wishes to contract with Host to provide hosting and other services for the Client Servers scheduled to commence mining operations on the date shown on the order (“Commencement Date”) on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements of the Parties as set forth in this Agreement, the receipt and sufficient of which is hereby irrevocably acknowledged, the Parties hereby agree as follows:

ARTICLE 1

HOSTING SERVICE

1 Overall Hosting Arrangement. Host shall provide for the hosting and related services of Client Servers at the Hosting Facility (“Hosting Service”), including providing for or arranging shelf and/or rack space, sufficient electrical capacity at the required voltage and wattage, monitoring and repairing services of Client Servers to achieve the Service Level (as stipulated in Section 1.3), and other support from Host Operations Team, as applicable.

1.2 Client acknowledges and agrees that Host may provide the Hosting Service directly or through agents, vendors, and third parties, including but not limited to procuring products, services, and facilities from, and subcontracting the provision of the Hosting Service to, third party providers and subcontractors, including, without limitation, any Hosting Provider.

1.3 Service Level. Host shall be responsible to ensure the Client Server operates for at least 97% of the time in one-month period (the “Service Level”), except in the event of maintenance of the Hosting Facility or its associated infrastructure, any Client Server failure, or Force Majeure Events. Host, its Hosting Providers and any operators of the Hosting Facility shall be entitled to perform maintenance and any actions as deemed necessary or desirable by Host or its agents with respect to the Hosting Facility and to maintain the network. Client acknowledges and agrees that performance of such maintenance may cause the network to be temporarily inaccessible and the Client Server may experience temporary down-time or unavailability. Host and its Hosting Providers shall use commercially reasonable efforts to conduct such Maintenance in a manner so as to avoid or minimize the unavailability of the Hosting Service. If a scheduled Maintenance is expected to interrupt the availability of Hosting Service, Host may give Client notice by email prior to conducting such Maintenance, identifying the estimated time and anticipated duration.

1.4 Host shall provide basic monitoring to each Client Server to determine if that Client Server is functioning.

1.4.1 Host shall reboot each Client Server within 8 hours to fix any Client Server that might be frozen.

1.4.2 If any reboot does not work, Host will notify Client within 3 hours of such failure and seek Client’s further instructions. In the event that Client instructs Host to perform a complete factory reset, Host will do so as soon as reasonably possible (depending on how many Client Servers need to be reset), and in any event within 3 hours of receiving such instructions if there is only one Client Server that needs to be reset. Any such reset will be followed by a reconfiguration of that Client Server to the latest configuration specified in the Configuration Parameters for that Client Server.

1.4.3 If this reset does not fix the problem, that Client Server will be deemed ‘dead’ (the “Dead Server”). Dead Server shall be, upon Client’s request, shipped by Host to Client at Client’s sole cost, expense and risk; or, be proceeded to Server Maintenance and Repair stipulated hereafter in Section 1.4.4.

1.4.4 Server Maintenance and Repair. Host, its Hosting Providers and the operators of the Hosting Facility shall be entitled to perform maintenance and any actions as deemed necessary or desirable with respect to Client Server, pursuant to fee arrangement set forth in Article 2 hereafter. To the extent that simple repairs cannot be performed without passing costs for parts and labor onto the Client, the Client will be notified of an estimated cost and estimated timeline for Client Server repairs to be completed. Host will make reasonable efforts to repair Client Server on-site, but may require Client Server to be shipped to the manufacturer or a third-party for critical repairs. Host reserves the right to undertake the most cost-efficient option for any repair. Client Server sent to the manufacturer for repair may be fully covered under a standard manufacturer warranty, but shipping costs will be at Client’s sole cost, expense and risk. If Client does not agree with repair options or costs or the Client Server is otherwise deemed unrepairable by the third-party service provider or manufacturer, the Client has the right to cancel this Agreement and have its Client Server shipped to it and at its sole cost, expense and risk. If Client does not respond to options for repair provided by Host within 3 days, Host reserves the right to cancel the Agreement. If the Agreement is canceled pursuant to this section, Client shall pay a termination fee equal to the total of the Hosting Service Fee owing to Host applicable and can be deducted from Deposit (“Termination Fee”).

1.5 Host does not guarantee that the Hosting Service will not be interrupted by outages or shortages of power which are planned or unplanned and outside of Host’s control, and Host shall not be liable for the foregoing. Host does not guarantee the supply of electricity during each season or peak hours of the day. There is a possibility of voluntary or involuntary downtime, curtailment by Host, the Hosting Facility or the Hosting Facility’s energy provider, or outages or shortages of power. Host shall not be responsible for the consequences of such outages and such outages shall not be calculated in connection with the Service Level commitment, except as expressly stated herein. Notwithstanding the foregoing, Client acknowledges that Host and the Hosting Facility participate in various Demand Response / Load Resource Participation Programs (“LRP Programs”), and that the LRP Programs are designed to maintain the integrity of the local grid system and allow for cost savings that can be passed on to Clients. Accordingly, the LRP Programs provide the local grid operator with the capability to shut off the power load serving Host’ Clients in response to load situations.

ARTICLE 2

HOSTING SERVICE FEE SCHEDULE

2.1 Host charges Client fee by services including receiving Servers, setup, hosting (maintain good working condition), monitor, repair, remove, return and shipping. Most of these are one time and nonrecurring charges except hosting fee. Hosting is charged by Servers’ energy draw at wall.

2.1.1 Setup fee is $20 per Server. This fee will be waived as far as Client is getting ownership transfer from the seller of the servers which have already been setup in the Location.

2.1.2 One Power Cord $10 per Server as one-time rental fee. This fee will be waived as far as Client has/is going to get the Power cords from the seller of the servers.

2.1.3 Hosting Fee (Basic Monitoring Fee included) is charged and calculated by the power consumption of Client Server at a rate of USD $0.08 per KWH. The power consumption figure applied of the Client Server shall be determined by the standard specification of the Client Server. Host reserves the right to provide written notice to modify its rates upon a change in any of Host’ or its Hosting Provider’s operating costs, including without limitation, power rates, leasing rates, tax rates and/or increased regulatory compliance costs. The deduction cycle of Hosting Fee is monthly.

2.1.4 Return Shipping is charged $20 per Server in addition to shipping fees.

2.1.5 Deposit: Equivalent to TWO (2) month of prepaid Hosting Fee, paid upon Commencement Date. Host shall use, apply or retain all or any portion of the Deposit for the payment of any amount due or to reimburse or compensate Host for any liability, expenses, loss or damages which Host may suffer or incur by reason thereof.

Insufficient Deposit. The Deposit Balance refers to the current account balance of the Deposit minus the amount remaining after deducting the Hosting Fee for the running Server in the next deduction cycle. An Insufficient Deposit Balance implies that the account balance is inadequate to cover the Hosting Fee for the upcoming months. In such cases, the client is required to promptly replenish the Deposit. Failure to replenish will result in the server continuing to operate until the Hosting Fee is fully depleted. After 7 days of Hosting Fee depletion, the Servers will be halted. Client shall be responsible for settling all outstanding fees, including next month’s Hosting Fee, to restore the service. Within thirty (30) days after the termination of this Agreement, unless Host elects to apply Deposit to any unpaid Fee, Host will return the portion of the Deposit not used or applied. No part of the Deposit shall be considered to be held in trust, or to bear interest.

2.1.6 Server Maintenance and Repair Fee shall be charged upon the repair options and costs agreed by Client as stipulated in Section 1.4.4.

2.1.7 New Server Prepayment: In the event Client requests hosting services for new Servers, Host shall verify the adequacy of the Deposit. Should the Deposit be insufficient to cover the expenses associated with hosting the new servers, the client is obligated to prepay the Setup fee for the aforementioned Servers. This prepayment should also include the costs for the remaining days of the current month and the full monthly Hosting Fee for the upcoming month, effective on the Commencement Date. Furthermore, the Hosting Fee for the current month shall be deducted immediately.

2.2 Monthly Adjustment and Fee Consolidation

Actual monthly charge may be adjusted due to non-regular service items and may be consolidated from multiple agreements/written understandings.

2.3 Invoices.

2.3.1 Host shall invoice Client on a 12-hour basis outlining fees payable in accordance with the fee arrangements set forth in this Article 2. The invoiced amount will be automatically deducted from Client’s Deposit set forth in this Article 2 on the first (1st) day of each month (the “Deduction Cycle”).

2.3.2 Time is of the essence in the payment of each and every invoice. For any overdue invoices, Host may (i) apply any Deposit; (ii) terminate the Hosting Service, (iii) reconfigure Client Server and retain for Host’s use and redirect mining rewards to Host’ wallet; (iv) seize and dispose of or sell the Client Server and use the proceeds to satisfy any amounts due; and/or (v) turn off Client Server, and/or disable Client’s access to accounts until all fees due to Host are paid in full. If Host elects to redirect mining rewards, Client forfeits its rights to any cryptocurrency mining rewards resulting from the redirected hashpower that was used to satisfy Client’s obligations to Host. Without limiting the foregoing, Host reserves the right to charge a monthly late fee in the amount of $10 per unit of Client Server until all payments owed to Host are settled, in addition to Host’ rights to take possession of the Client Server and redirect mining rewards to Host’s wallet until any overdue invoice and late fee are paid in full. Host shall have all the rights and remedies of a secured party under the Uniform Commercial Code and other applicable laws with respect to all collateral in which it has a security interest, such rights and remedies being in addition to all of its other rights and remedies provided for herein. Host may sell or cause to be sold any or all of such collateral, in one or more sales, at such prices and upon such terms as it may deem best, and for cash or on credit or for future delivery, without its assumption of any credit risk, and at a public or private sale as it may deem appropriate. In addition to the foregoing, Host reserves the right to charge a reconnection fee of $20.00 per unit of Client Server in the event Client fails to pay any applicable invoice.

ARTICLE 3

CLIENT SERVER AND DELIVERY

3.1 All tariffs, taxes, shipping costs, or other expenses associated with shipping, importing, exporting, and transporting Client Server to the Hosting Facility shall be at Client’s sole cost, expenses and risks. Host or its Hosting Provider may inspect the Client Server for suitability of hosting and has full discretion to accept or reject any Client Server.

3.2 Operation and Start Date. Host shall make commercially reasonable efforts to commence operation of Client Server on Commencement Date; provided however, that Host shall not be responsible for any delay in operation of Client Server for any reason, including delay in receipt of Client Server, Force Majeure Events, lack of available rack space, Hosting Facility delays, Hosting Facility electrical or network connectivity problems, or loss of power due to the Transmission/Distribution network.

ARTICLE 4

ON-SITE OPERATIONS OF HOST AND CLIENT

4.1 Relocation. Host or Hosting Provider may, from time to time, relocate Client Server within the Facility or to another facility upon prior written notice to Client, provided that the site of relocation shall afford reasonably comparable environmental conditions for Client Server. Should Host or Hosting Provider need to relocate Client Server to another Hosting Facility, Host shall provide Client ten (10) days’ prior written notice and Client will have five (5) days to approve, such approval not to be unreasonably withheld, delayed or conditioned. If Client does not approve such relocation within the timeframe established, it shall be deemed acceptance of the relocation to another Hosting Facility. If Client objects to such relocation during the 5-day period, the parties shall work together in good faith to resolve the objection as quickly as possible, which may include returning the Client Server to Client at Client’s expense and the Agreement will be deemed terminated with Client owing the Termination Fee (as set forth above). If the Client Server is relocated according to this Section, the cost of relocating the Client Server shall be borne solely by Host and/or the Hosting Facility provider.

4.2 Emergency Relocation. Notwithstanding Section 4.1, in the event of an emergency, as determined in Host’or Hosting Facility’s reasonable discretion, or other unforeseen circumstances, Host and/or Hosting Facility may rearrange, remove, or relocate Client Server without any liability to Host. Notwithstanding the foregoing, in the case of emergency, Host shall provide Client, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Client Server.

4.3 Selection of Mining Pool. Client shall timely provide Host the mining pool it seeks to join. Client is at all times responsible for the selection of the mining pool and for monitoring pool performance and instructing Host to make any changes to the mining pool Client seeks to use. Client will comply with any process established by Host for establishing addresses, changes to addresses, and changes to the allocation of hashpower which will include secondary verifications and multiple approvals. Client will give Host at least 2 Business Days’ notice of any change in addresses or pool location. Client shall pay a cost for labor, solely determined by Host in good faith, for any excess changes of pools or addresses.

4.4 Private Key and Wallet Security. Client shall at all times be responsible for maintaining software and all other telecommunications, Internet access and related equipment required to receive Client’s mining rewards. Client is solely responsible for the security of Client’s private keys. Client shall hold Host harmless from breaches of user or access security with respect to any of Client Server or the Hosting Facility. Host does not provide any service to detect or identify any security breach of Client Server or the Hosting Facility. Host does not provide any tests employing tools and techniques intended to gain unauthorized access to Client Server or Client’s personal property.

4.5 Host Account Security. Client shall maintain the security of passwords for its Host account and shall be solely responsible for the security thereof. Client shall notify Host if Client suspects its Host account has been hacked, stolen, accessed without authorization, or otherwise compromised. If Host suspects any security violations have occurred related to Client’s Host account, Host may suspend access to Client’s account and Client Server pending resolution.

4.6 Required Purchase. Client may be required to purchase from Host other equipment, accessories, software, or hardware, such as power cords (“Required Purchase”), to ensure compliance with the technical and fire safety norms at the Hosting Facility. Client shall be notified about and approve of any Required Purchase in advance. If Client does not approve of a Required Purchase within 2 days of being notified of such Required Purchase, Host may either (i) proceed with most cost-effective option, and Client agrees to pay any associated fees in connection therewith or (ii) terminate the Agreement and have the Client Server returned to Client at Client’s expense and the Agreement would be deemed terminated with Client owing the Termination Fee (as set forth above).

ARTICLE 5

TERM AND TERMINATION

5.1 This Agreement will take effect on the Effective Date and shall remain in effect until it is terminated in accordance with Section 5.2.

5.2 Either Party may terminate this Agreement, with or without cause, upon at least forty-five (45) days’ prior written notice to the other Party (with the effective date of termination being the date following the last day of such notice period, and being herein called the “Termination Date”). If Client does not provide retrieval instructions within fifteen (15) days of Termination Date, Host shall have the right to (i) sell or retain possession of the Client Server; (ii) reconfigure Client Server and retain for Host’ use and redirect mining rewards to Host’s wallet, or (iii) remove and store at Client’s sole expense, all or any portion of Client Server without any costs, obligation or liability by Host. Host will not be responsible for any damage or operation deficiency of Client Server and Host will not repair or reimburse Client in any form.

5.3 As soon as reasonably possible following the Termination Date (with the length of such time period to reflect the number of Client Servers being returned to Client), and subject to Section 5.4, Host will return to Client the Client Servers and any other related equipment owned by Client, at the sole cost, expense and risk of Client. Host will provide any other transitional services to Client that are requested by Client, but only on a reasonable time and materials basis and with payment in advance.

5.4 Host will not return any Client Servers to Client unless and until:

(a) Host has been paid in full for all Fees accrued to the Termination Date, and for any other amounts owed by Client to Host pursuant to this Agreement, specifically including a return shipment handling and processing fee in the amount of $10.00 per Client Server, in addition to shipping company charge; and

(b) Client advises Host who Client has retained to provide such shipping services (“Client’s Shipper”), and provides Client’s Shipper’s contact information to Host. Host will advise Client’s Shipper when the Client Servers have been assembled and packaged for shipment.

5.5 In the event that there is any portion of the Deposit still standing to Client’s credit as of the Termination Date (after payment in full to Host of all Fees and other amounts pursuant to Section 5.4, Host will pay such amount to Client by bank draft or wire transfer.

5.6 All terms in this agreement shall survive the termination of this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Authority and Capacity. Each party represents, warrants, and covenants that (i) it has full legal capacity, right, power and authority to execute/acknowledge and perform its obligations under this Agreement, including, without limitation, the grant of the attorney-in-fact rights herein; and (ii) its performance of obligations hereunder will not violate any applicable laws or require the consent of any third party.

6.2 Title to Client Server and Receipt of Mining Rewards. Client represents, warrants and covenants that (i) Client has clear title, free and clear of all security interests or liens, to Client Server (except those granted to Host or Hosting Provider per this Agreement, or in a separate agreement where Host is a party, or with Host’ written consent), including the legal right to use, operate and locate the Client Server; and (ii) its receipt of Mining Rewards will not violate any applicable laws or require the consent of any third party.

6.3 Accuracy of Client Information. Client represents and warrants that: (i) the information Client has provided for the purpose of establishing an account with Host is true, accurate, current and complete; and (ii) Client will maintain and promptly amend all information and material to keep it true, accurate, current and complete. Client will provide such further information and sign such additional documents, cause meetings to be held, and do and perform and cause to be done such further acts and things as may be reasonably necessary in order to allow Host to conduct any know your Client or other similar obligations.

6.4 FCPA; Anti-Bribery. In carrying out its responsibilities hereunder, Client represents that it shall comply with all applicable anti- bribery laws including, but not limited to, the U.S. Foreign Corrupt Practices Act, as revised (“FCPA”) , and the Organization for Economic Cooperation and Development Anti-Bribery Convention, as implemented in the territory. Client represents that it understands that the FCPA generally prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section 8.4, “government official” means any official, officer, representative, or employee of any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or any official of a public international organization or political party or candidate for political office. Client represents and warrants that, in the performance of this Agreement, (i) neither it nor any of its representatives are governmental employees or officials or candidates for political office and it will advise the other Party of any change in such representation; (ii) it and its representatives have not and will not make, offer, or agree to offer anything of value to any government official, political party, or candidate for office; (iii) it will comply with all provisions of the FCPA and the regulations thereunder as amended from time to time; and (iv) it agrees to indemnify, defend, and hold Host harmless for damages and expenses resulting from a violation of the foregoing by itself or its representatives.

6.5 OFAC. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), each Party may be required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”) generated by the Office of Foreign Assets control (“OFAC”) of the U.S. Department of the Treasury. The names or aliases of these persons or entities (“Blocked Persons”) are updated from time to time. Client certifies, represents and warrants that: (a) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person” or any other banned or blocked person, entity, nation or transaction pursuant to any Law that is enforced or administered by the OFAC; and (b) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Client hereby agrees to defend, indemnify and hold Host harmless from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney fees and costs) arising from or related to any breach of the foregoing certification. Host shall have no liability to Client whatsoever in the event OFAC adds Blocked Persons to the List and Host must take action to not transact business with such Blocked Persons.

6.6 Compliance with Laws. Client represents and warrants that: (i) Client will not use the Hosting Service for the development, design, manufacture, production, stockpiling, or use of nuclear, chemical or biological weapons, weapons of mass destruction, or missiles, in a country listed in Country Groups D: 4 and D:3, as set forth in Supplement No. 1 to Part 740 of the United States Export Administration Regulations, (ii) Client shall not provide administrative access to the Hosting Service to any person (including any natural person or government or private entity) that is located in or is a national of any embargoed or highly restricted country under United States export regulations, which include Cuba, Iran, and Sudan, and (iii) Client is not on the United States Department of Treasury, Office of Foreign Asset Controls list of Specially Designated Nationals and Blocked Persons.

ARTICLE 7

RISK FACTORS AND LIMITATIONS OF LIABILITY

7.1 Protocol Risk. Host does not own or control the underlying software cryptographic protocols of networks which govern the operation of any cryptocurrency. Host is not responsible for the operation of the underlying protocols, and makes no guarantees regarding their security, functionality, or availability.

7.2 Network and Information Security Risk. Client acknowledges and agrees that the use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet and such facilities provide the opportunity for unauthorized access to wallets, computer systems, networks and all data stored herein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential and Host does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. Host does not warrant that the Hosting Service or Client’s use will be uninterrupted, error-free, or secure. Host shall not be responsible for any adverse consequence or loss whatsoever to Client’s use of the Hosting Service or the Internet. Use of any information transmitted or obtained by Client from Host is at Client’s own risk. Host is not responsible for the accuracy or quality of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, detect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. Host is also not responsible for any consequences of security incidents or breaches, including the loss or corruption of data, the unauthorized disclosure of data, or the unavailability of data.

7.3 Operational Risk. Client acknowledges and agrees that Hosting Facility operations are subject to various risks, including, but not limited to, risks related to Hosting Facility logistics, power supply, compliance with agreements, compliance with regulatory requirements, construction delays. In addition, global supply chain issues have resulted in a variety of disruptions for manufacturers, retailers, and various other types of companies from the ability to source and obtain raw materials to delays in shipping and the availability of end user products. Ongoing labor shortages have created challenges for companies across industries, including the manufacturing and transportation industries, further exacerbating supply chain disruptions. As a result of these disruptions, Host and/or the Hosting Facility may experience increased costs, inventory shortages, and temporary shutdowns. In addition to supply chain disruptions and labor shortages, Host and/or the Hosting Facility may experience increased inflation in the costs of various goods and services, including the costs of power supply.

7.4 As Is and No Warranty. HOST MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF HOSTING SERVICE OR THE OPERATING TEMPERATURE OF THE DATA CENTER. THE HOSTING SERVICE AND THE DATA CENTER PROVIDED BY HOST IS PROVIDED “AS IS” AND “AS AVAILABLE”. HOST DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE DATA CENTER IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY, ETC. HOST MAKES NO WARRANTY WHATSOEVER, INCLUDING ANY (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) WARRANTY AGAINST INTERFERENCE; OR (IV) PRICE OR LIQUIDITY OF ANY DIGITAL ASSET. HOST DO NOT WARRANT THAT (A) THE HOSTING SERVICE SHALL BE AVAILABLE 24/7 OR FREE FROM MINOR INTERRUPTIONS; (B) THE HOSTING SERVICE SHALL MEET CLIENT’S REQUIREMENTS OTHER THAN AS SET OUT IN WRITTEN AGREEMENT BETWEEN THE PARTIES; OR (C) THE HOSTING SERVICE SHALL PROVIDE ANY FUNCTION NOT DESIGNATED IN WRITTEN AGREEMENT BETWEEN THE PARTIES.

7.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL HOST BE LIABLE TO CLIENT FOR (I) LOST PROFITS, LOSS OF BUSINESS OR LOST REVENUE TO CLIENT DURING OUTAGES, CLIENT SERVER FAILURES, FORCE MAJUERE EVENTS, OR SIMILAR OCCURRENCES; (II) ANY INTERNET FAILURE OR OUTAGE; (III) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CLIENT OR ANY THIRD PARTY; (IV) LOSS, INTERRUPTION OR USE OF DATA OR LOSS OF USE OF CLIENT SERVER OR ANY LOSS, DELETION, OR CORRUPTION OF CLIENT’S DATA OR FILES WHATSOEVER; (V) DAMAGES RESULTING FROM CLIENT SERVER OR ANY THIRD PARTY EQUIPMENT; (VI) ANY INTERRUPTION OR DEFECTS IN CLIENT SERVER FUNCTIONALITY; OR (VII) ANY CONSEQUENTIAL, INDIRECT COST OF COVER, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES (IF APPLICABLE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS OR DAMAGES ARISES OUT OF SUCH PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT. THE LIMITATIONS SET FORTH HEREUNDER WILL APPLY TO ALL CLAIMS AND CAUSES OF ACTION, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY. MOREOVER, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF HOST TO CLIENT, FOR ALL LOSSES, COSTS, AND DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE LESSER OF (I) ACTUAL DIRECT DAMAGES AND (II) THE TOTAL AMOUNT PAID BY CLIENT TO HOST UNDER THIS AGREEMENT DURING THE PRECEDING TWELVE-MONTH PERIOD. ALL REFERENCES TO PARTIES IN THIS PARAGRAPH SHALL INCLUDE THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES, ADVISORS AND AGENTS.

7.6 Indemnification. Client covenants and agrees to indemnify and hold harmless Host and its officers, directors, stockholders, employees, agents, representatives, advisors and each of their successors and assigns (each a“Host Indemnified Party”) from any and all claims, demands, actions, suits, proceedings and Losses, costs, or expenses of any kind, including legal fees, incurred or suffered, directly or indirectly, by any Host Indemnified Party whatsoever arising out of, attributable to or incidental to: (a) a breach of, or misstatement in, any one or more of the representations, warranties, obligations or covenants of Client made in or pursuant to this Agreement; (b) the failure by Client to pay any and all costs, taxes, customs, duties, tariffs, and the like arising from the transactions set forth in this the Agreement, (c) any act or omission of the Client, (d) ownership, operation or use of the Client Server, (e) Host’ violation of the Agreements with any financing party and/or Hosting Provider, (f) Client’s entering into this Agreement, (g) the negligence or intentional misconduct of Client, or any of its agents, in connection with this Agreement, any Hardware Purchase Agreement or any agreement entered into by Host in connection herewith or therewith, and (h) any conduct, activity, or action by Client or any person or entity acting on its behalf, or at its request, which is unlawful or illegal under any state, federal or common law, or is violative of the rights of any individual or entity.

7.7 Sole Remedy; Limitation on Timing of Actions. Except as expressly set forth herein, Client’s sole remedy for performance or non-performance of the terms of this Agreement shall be a refund of any fees paid to Host for the applicable service month. Unless applicable compulsory law requires a longer period, any action against Host in connection with this Agreement must be commenced within one year after the cause of the action has occurred.

7.8 Subrogation. Client agrees to look exclusively to Client’s insurer to recover for injury or damage in the event of any loss or injury, including loss due to Client fault, and releases and waives all right of recovery against Host and its subsidiaries, affiliates directors, officers, employees, contractors, representatives, advisors and agents and will require a waiver of subrogation for the benefit of Host and its subsidiaries, affiliates directors, officers, employees, contractors, representatives, advisors and agents.

ARTICLE 8

INSURANCE

8.1 Host will place and maintain comprehensive commercial general liability insurance that covers the damage to the facility and the equipment at the Location (the “Insurance Policy”). Should there be any such damage, Host will report the damage and submit a claim under the insurance policy in a timely manner.

8.2 The Insurance Policy placed and maintained by Host does NOT cover, and Host shall NOT be responsible, for any lost cloud computing time or for any lost revenue that is attributable or related to any damage to any Client Server.

8.3 For greater certainty, the total coverage of the current Insurance Policy to be placed by Host is USD $[*]. Details of the Insurance Policy could be shown to Client upon request.

8.4 Client will need to get additional insurance for the Servers as well to ensure that the Client Server, all Client equipment and property are properly covered against all forms of damage. Client shall obtain and maintain commercially reasonable insurance to protect against all risks of physical loss of or damage to the Client Server. Host shall be named as a loss payee on such insurance policy(ies) and Client will provide a certificate of insurance confirming the same. If Client does not insure the Client Server, Client will do so at Client’s sole risk and will indemnify, defend and hold harmless Host and Hosting Partner from any failure to insure by Client. If Host elects to switch any Client Server to a new Hosting Facility, Client shall update its insurance policies to reflect any change in the Hosting Provider without undue delay. Client agrees to provide any assistance necessary to enable Host to ensure its compliance with any agreement between Client and Hosting Provider.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information shall refer to confidential or proprietary information of a party including, without limitation, business plans, strategies, forecasts and projections and information about business structures, operations, systems, finances, assets, investments, investment strategies, software and other technology systems, and personnel, Clients and suppliers. Confidential Information does not include if it (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

9.2 General. Each party acknowledges that it and its employees or agents may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is Confidential Information of the other party. Neither party may use, disclose, or copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement and will not disclose any Confidential Information to any person or entity other than to those persons who have a need to know the Confidential Information or as otherwise expressly permitted by this Agreement. Each party shall use the same measures that it uses to protect its own most confidential and proprietary information to protect the Confidential Information, but in no event less than commercially reasonable measures.

9.3 Return of Confidential Information. Upon termination or expiration of this Agreement, or at any other time at the request of the other party, each party shall return to the other party, or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

9.4 Privacy. Host will comply with applicable privacy laws throughout the Term, and will take reasonable steps within Host’ power to ensure that Host’s employees, contractors, and other Clients also comply with applicable privacy laws. This includes but is not limited to the handling of user data related to push notifications, where third-party support is utilized. The message push function provided by us, supported by a third party, requires the collection and use of certain information to achieve real-time performance, intelligent push based on user portrait, and view push functions based on offline position information. This involves:

(1) User ID Creation: To create the user ID for the push service, we may collect device information such as IMEI, Android ID, device serial number, MAC, Android Advertisement ID, IMSI, etc. This information is used to generate a unique push target ID, namely the CID.

(2) Push Capabilities Improvement: To enhance push services and experiences, including the use of vendor system push capabilities, we may collect device information such as device manufacturers, device brands, device models, Android versions, and Rom information.

(3) Intelligent Push Function: For refined push operations based on user portraits and recommending push content, we may collect application information, including APP installation list and APP active list information. Host commits to transparently communicate these practices to users and to align them with the principles outlined in applicable privacy laws.

9.5 Host Proprietary Information. Except for the rights expressly granted herein, all rights, titles, and interests to any and all Client relationships, proprietary rights and intellectual property rights in Host’s data will remain with and be the exclusive property of Host.

9.6 Government Enquiries and Investigations. Host may cooperate with any government or legal investigation regarding any aspect of the Hosting Service, which may include producing identifying information of Client.

ARTICLE 10

GOVERNING LAW AND DISPUTES RESOLUTION

10.1 Governing Law. This Agreement and all claims arising out of or related to this Agreement are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Only to the extent the dispute resolution provisions must be enforced, or only as necessary to provide injunctive relief as contemplated herein, the jurisdiction and venue shall be exclusively within the State and Federal courts located within the State of Delaware.

10.2 Mediation and Arbitration. To the fullest extent permitted by law, the parties hereto agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The parties agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement including all transactions between Client and Host even if such transactions were completed under a prior version(s) of this Agreement, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) non-binding mediation, and (2) binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder will be under the auspices of the American Arbitration Association(“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). No arbitration will be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the step-one mediation. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The parties agree that the arbitrator will apply the substantive law of the State of Delaware to all state law claims and federal law to any federal law claims, that discovery will be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules, the arbitrator’s award will consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The parties understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein will restrict either party from seeking temporary injunctive relief in a court of law. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the parties agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction pursuant to Section 10.1.

10.3 Class Action Waiver. Any dispute-resolution proceeding must be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class, collective, representative, multiple plaintiff, or similar proceeding (“Class Action”). The parties expressly waive any ability to maintain any Class Action in any forum. Unless the parties later otherwise agree, the arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class Action nor make an award to any person or entity not a party to the arbitration. Any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. The parties understand that they would have had a right to litigate through a court, to have a judge or jury decide their case, and to be party to a class or representative action; however, the parties understand that they are foregoing these rights and electing to have any dispute decided individually, through arbitration.

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure Event shall refers to a failure or delay in performance or any loss or damage due to a force majeure condition, which include, without limitation, acts of God, acts of civil or military authority, war, labor strike, embargo, terrorist act, civil disturbances, fire, power failure, lightning, flood, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, accident, electrical storms, load reduction and curtailment, inclement weather, health pandemic or epidemic, national, local or regional emergency, any law, order, decrees, regulation, seizure, enforcement actions or other action of any governmental authority or agency, regulatory requirements, acts or omissions of a third-party owner or operator of a Hosting Facility, other acts or omissions of a third-party, acts of public enemies, inability to secure parts or materials, mechanical breakdown (including technological or information systems), plant shutdown, unavailability of or interference with necessary transportation, any raw material or power shortage, or other causes beyond a party’s reasonable control, whether or not similar to the foregoing, along with any planned service and maintenance needs.

11.2 Neither party will be responsible nor in any way liable for any delays or failures in performance arising out of or relating to a Force Majeure Event. The time for performance shall be extended for a period equivalent to the delay resulting from the Force Majeure Event, except for Client’s obligation to make payment of the Hosting Service Fee under this Agreement. Host nor its Hosting Providers shall be liable in any way for a Force Majeure Event. In the event of an occurrence of a Force Majeure Event, each party agrees to make a good faith effort to perform its obligations hereunder. Notwithstanding the foregoing, Host has the right to terminate or suspend this Agreement in the event of a Force Majeure Event that prevents it from performing the Services hereunder or if Host reasonably determines that providing the Services is impractical or will result in any failure to comply with applicable law, regulation, order or requirement.

ARTICLE 12

GENERAL PROVISIONS

12.1 Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

12.2 Entire Agreement. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties and supersedes any other agreement, whether oral or written, with respect to the subject matter hereof. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties. ANY WARRANTIES, TERMS, AND/OR CONDITIONS IN ANY PURCHASE AGREEMENTS, INVOICES, CREDIT APPLICATIONS, PURCHASE ORDERS, AND THE LIKE, OR ANY OTHER DOCUMENTS BETWEEN Host AND Client THAT CONFLICT WITH THE TERMS AND CONDITIONS SET FORTH HEREIN ARE GOVERNED BY THE TERMS HEREIN. Host may at any time amend, modify or revise the terms of this Agreement by updating these terms and by providing notice to Client of that change and Client’s continued use of the Hosting Service reflects Client’s agreement to any modified, amended or revised terms in this Agreement. Further, Host may amend, modify or revise the Fee Schedule from time to time by making any changes to Article 2 where the Fee Schedule resides with a prior written notice sent to Client through email. This Agreement, as amended, modified or revised, applies to all transactions between Client and Host, even if such transactions were completed under a prior version(s) of this Agreement.

12.3 Further Assurances. Client will, if applicable, sign such further documents, cause meetings to be held, pass resolutions, exercise their votes and do and perform and cause to be done such further acts and things as may be reasonably necessary in order to give full effect to this Agreement and every provision hereof.

12.4 Injunctive Relief. The parties acknowledge that the Confidentiality provision of this Agreement is reasonable in scope and duration and are not unduly restrictive. Client further acknowledge that a breach of any of the confidentiality obligations in this Agreement will render irreparable harm to Host, and that a remedy at law for breach of the Agreement is inadequate, and that Host shall therefore be entitled to seek any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, without the necessity of posting a bond, and to any other remedy that may be available under any applicable law or agreement between the parties. Client acknowledges and agrees that an award of damages to Host does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

12.5 No Assignment. Client will not assign or otherwise transfer this Agreement or any of the Client’s rights and obligations under this Agreement, without the prior written consent of Host, which may be unreasonably withheld. Any assignment or transfer in violation of this Section 12.5 will be void. Host may assign this Agreement without the Client’s consent (i) in connection with a merger, acquisition or sale of all or substantially all of our assets, or (ii) to any affiliate or as part of a corporate reorganization; and effective upon such assignment, the assignee is deemed substituted for Host as a party to this Agreement and Host is fully released from all of its obligations and duties to perform under this Agreement. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of the parties and their respective permitted successors and assigns. The Client may not merge this Agreement with any other agreements with Host it may be party to.

12.6 Consent to Electronic Business. Client consents to Host giving Client certain disclosures electronically, either via the Host website, platform or to the email address Client provide to Host. By entering into this Agreement, Client consents to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to Client’s or Host’ rights, obligations, or services under this Agreement (each, a “Disclosure”). Client will keep Host informed of any change in Client’s email or home address so that Client should continue to receive all Disclosures in a timely fashion. If Client’s registered email address changes, Client must notify Host immediately of such change. Client’s decision to do business with Host electronically is made completely voluntarily.

12.7 Notice. Notice shall be effective upon receipt. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, or (v) on the date transmitted if by email, addressed to the parties or their permitted assigns at such address or number as is given in writing by either party to the other.

12.8 Limited Agency. Client agrees that Host is hereby appointed Client’s limited agent and attorney-in-fact for the limited purposes of executing documentation, agreements, contracts and other documents, enforcing any such documentation or other rights at law or in equity as Host may be requested in connection with the provision of the Hosting Services and/or performing its obligations hereunder or as otherwise required to enforce Host’ and/or Client’s rights with respect to any Hosting Facility or Hosting Provider, or any third-party interacting with such Hosting Facility or Hosting Provider, to protect, secure, obtain and/or retrieve any of the Client Server, and to take all other reasonable actions as Host may deem appropriate to effect the transactions contemplated by this Agreement. Due to certain events with any Hosting Facility or Hosting Provider, Host may be required to act under this grant of limited agency. There is no fiduciary relationship between Host and Client. Notwithstanding anything to the contrary, there are no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Host in its capacity as a limited agent.

12.9 Relationship of the Parties. Except as expressly set forth herein, nothing else in this Agreement shall be deemed to create an agency, employment, partnership, fiduciary or joint venture relationship between the parties. Except as expressly set forth herein, neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever without the other’s prior written consent. Host may, however, disclose the obligations that Client has undertaken in this Agreement to its Hosting Providers and Host may make commitments or take actions on behalf of Client to any Hosting Providers as further set forth in this Agreement.